UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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CSP INC.
(Name of Registrant as Specified in Its Charter)

North & Webster, LLC North & Webster Value Opportunities Fund, LP James Bussone J. K. Hage III Samuel A. Kidston Erik Thoresen
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The following letter was disseminated to stockholders of CSP Inc. on January 31, 2013:

January 31, 2013

Dear Fellow CSP Inc. Stockholder:

VOTE THE GOLD PROXY CARD TODAY TO SUPPORT A SALE OF THE COMPANY

North & Webster, LLC, together with its affiliates (“we” or “North & Webster”), currently owns approximately 4% of the outstanding common stock of CSP Inc. (“CSP” or the “Company”), making us one of the Company’s largest stockholders. On November 7, 2012, we sent a private letter to the board of directors of CSP (the “Board”) offering to acquire all of the shares of common stock of CSP that we do not already own for $5.50 per share in cash (the “Proposal”). At the time, our Proposal represented a 15% premium to the 60-day moving average and was higher than CSP’s 3-year high. We based this offer on publicly available information and informed the Board that it is subject to change based on further due diligence. Our Proposal was designed to be the opening offer in a process that would involve (i) a reputable investment bank hired by the Board, (ii) discussions and negotiations with multiple potential purchasers and (iii) ultimately, a value maximizing transaction that would benefit all stockholders.

Unfortunately, instead of engaging with us, the Board decided to completely ignore us.  The Board (1) refused to return any of our phone calls, (2) refused to meet with us, and (3) in a proxy filing made just two days after Christmas and with full notice of our intention to run a slate of directors at the 2013 Annual Meeting, set a retroactive record date and an annual meeting date window that we believe were designed to frustrate our ability to give you a choice of an alternate slate of directors at the 2013 Annual Meeting.  In CSP’s own proxy materials it has indicated the Company intends to spend approximately $250,000 in stockholder funds in excess of what it would typically spend on an annual meeting all to avoid conducting a sale process.  Ask yourself why, in the face of our acquisition offer and proxy contest, the Board hasn’t given stockholders any reasons why now is not the right time to explore a sale of the Company.

CHANGE IS NEEDED NOW AT CSP

WHILE THE CSP BOARD REFUSES TO EVEN CONSIDER A SALE THAT COULD MAXIMIZE THE VALUE OF YOUR INVESTMENT, THE COMPANY HAS ENGAGED IN A STRING OF ITS OWN TROUBLING, VALUE-DESTROYING ACQUISITIONS

We believe CSP is desperately in need of change.  Since 1994, it appears CSP has been operating without a coherent plan.  During such time, CSP has conducted a string of value-destroying acquisitions that have left stockholders with a company consisting of two disparate businesses that lack synergies, all the while enriching management and the Board with over $24.5 million in compensation.

Below is a sample of CSP’s troubling acquisition strategy:

•
In March, 2000, the Company invested $2 million in stockholder capital in Vertical Buyer, Inc. Just over a year later, the Company recorded an impairment charge of $1.2 million on this transaction, writing off 60% of the cost of the investment as worthless.

•
On May 30, 2003, CSP acquired Technisource Hardware, Inc. (CSP director and current Chairman Shelton James was CEO of a subsidiary of Technisource Hardware at the time of the transaction), for $2.68 million in cash. $2.8 million in goodwill was created in the transaction.

•	On Sept. 25, 2008, the Company acquired R2 for $2.4 million and recorded approximately $1.1 million in goodwill for the transaction.

•
As of the 10K dated 12/29/2008 the Company had goodwill “of approximately $2.8 million” in connection with the acquisition of certain assets of Technisource Hardware on May 30, 2003, and “approximately $1.1 million” in connection with the acquisition of the assets of R2, for total goodwill of $3.9 million.

•
One year later in the 10K filed on 12/22/2009, the Company took a full impairment of all of its goodwill as of September 30, 2009, where the Company wrote down the full cost of the Technisource Hardware acquisition, and all goodwill related to R2 (which was acquired one year earlier).

These three acquisitions cost stockholders approximately $7 million, yet the Company wrote off over $5 million in these costs, in one case writing off the full cost of an acquisition only one year after the purchase!

The Company has underperformed for 20 years. $10,000 invested in the Company twenty years ago would be worth $11,083 while that same $10,000 invested five years ago would be worth $7,348. Likewise, $10,000 invested in the NASDAQ Composite Index over the same time period would be worth $49,175 and $11,054 over those same time periods.

We believe CSP is a company that operates two disparate businesses with no apparent synergies and where the future prospects of value creation at CSP in the hands of the current Board is a serious question and concern.

We are not alone in having serious concerns about the Company’s prospects.  Consider these examples that come from the Company itself:

•
“While we anticipate continued growth from our Service and Systems Integration segment, the timing of programs will most likely result in a loss at our Systems segment.” Press Release dated Dec. 13, 2012. “The year (FY 2013) will create a difficult year over year comparison”. Gary Levine, CFO, on 4th Quarter earnings conference call.

•
“One of the problems we have - these two businesses have different profiles and don't make sense together.” Statement from telephone call on October 29, 2012 between Sam Kidston, Gary Levine and Shelton James.

•
The Company stated the VAR business needs to grow at least 100% or it cannot support the costs of being a public company. Statement from telephone call on October 29, 2012 between Sam Kidston, Gary Levine and Shelton James.

•	The Company also stated in the Q&A section of the December 13, 2012 conference call, that as a result of conversations with Lockheed, they do not believe there will be other orders for planes placed.

We believe that the Company has underperformed historically and that these examples demonstrate that there are considerable risks to the Company as a stand-alone business.  The fact is that in the last 20 years stockholders have received a total return of 10.83%, and since 1994 the Company has earned cumulative net income of $5.65 million while management and the Board of this Company has pocketed over $24.5 million in that same period.  It is time for CSP to finally return value to investors rather than merely serving as a personal cookie jar and pension fund for the management and Board.  CSP needs to be sold in an open and transparent process now!

Unfortunately, since the Board has chosen to allow very little time between now and the 2013 Annual Meeting and has refused to engage in discussions regarding our offer or a sale process for the Company, we have been left with little choice but to nominate a slate of four qualified director candidates to run for the Board with the express mandate to SELL THE COMPANY TO THE HIGHEST BIDDER!   We feel that if nothing is done to challenge this Board the history of poor stockholder returns over the past 20 years will simply continue.  If you prefer the Company to immediately commence a strategic process designed to maximize the value of your investment rather than the status quo, VOTE THE GOLD PROXY CARD!

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE ANY OFFER TO ACQUIRE CSP AT THIS TIME. HOWEVER, BY VOTING FOR OUR SLATE OF NOMINEES, YOU WILL BE VOTING FOR DIRECTORS THAT ARE COMMITTED TO DOING WHATEVER NECESSARY TO COMMENCE AN IMMEDIATE SALE PROCESS DESIGNED TO MAXIMIZE STOCKHOLDER VALUE.

Please note, any shares voted on the Company’s proxy card, even if you vote against every item, will count as a vote against our slate.  If you have already voted on the Company’s proxy card please see the instructions in the proxy statement or call our proxy solicitor, whose information is listed below.

If you have any questions or require any assistance with your vote, please contact SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Thank you for your support.

Samuel A. Kidston
North & Webster, LLC